Exhibit 4.1
LENDER JOINDER AGREEMENT
November 2, 2011

To:	Boyd Gaming Corporation
3883 Howard Hughes Parkway, 9th Floor
Las Vegas, Nevada 89169
Attention:    Josh Hirsberg
Brian A. Larson, Esq.

To:	Bank of America, N.A.,
as the Administrative Agent
Mail Code: TX1-492-14-11
901 Main Street, 14th Floor
Dallas, Texas 75202-3714
Attention:    Maurice Washington, Vice President

Gentlemen and Ladies:
We refer to the Second Amended and Restated Credit Agreement, dated as of December 17, 2010 (together with all amendments and other modifications, if any, from time to time thereafter made thereto, the “Credit Agreement”), among Boyd Gaming Corporation, a Nevada corporation (the “Borrower”), the various financial institutions (the “Lenders”) as are, or shall from time to time become, parties thereto, Bank of America, N.A., as administrative agent (the “Administrative Agent”) for the Lenders and L/C Issuer, and Wells Fargo Bank, National Association, as Swing Line Lender. Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.
1.    Pursuant to Section 2.14 of the Credit Agreement, Borrower has requested term loans (collectively, the “Increased Term Loan”) in the aggregate amount of $350,000,000. The Administrative Agent has approved the Borrower's request and the Borrower will issue a promissory note in the principal amount of $350,000,000 in favor of the undersigned (the “Increasing Lender”) (such promissory note, the “Increased Term Note”) in substantially the form of Exhibit A attached hereto. The Increased Term Note will be a Term Note for purposes of the Credit Agreement and will be subject to all terms and conditions of the Credit Agreement.
2.    The Increasing Lender hereby agrees, subject to satisfaction of the conditions precedent set forth in Section 4.02 of the Credit Agreement, to make the Increased Term Loan to the Borrower in the amount (the “Increased Term Commitment”) set forth opposite the Increasing Lender's name on Schedule I attached hereto on November 10, 2011 (the date the Increased Term Loan is funded, the “Increase Effective Date”); provided, that the Increasing Lender and the Borrower hereby agree that the Increased Term Loan shall be funded with 2% of original issue discount. The Increasing Lender hereby acknowledges and confirms that it has received a copy of the Credit Agreement (including the schedules and exhibits thereto) and each other Loan Document. The Increasing Lender acknowledges that it has made its own independent investigation and credit evaluation of the Borrower in connection with entering into this Lender Joinder Agreement (this “Agreement”).
3.    Concurrently with the execution and delivery of this Agreement, the Borrower is delivering to the Administrative Agent:

(i)the Increased Term Note dated as of the Increase Effective Date; and
(ii)a certificate of a Responsible Officer of the Borrower:
(A)     stating that each Loan Party has received all consents, licenses and approvals required in connection with the execution, delivery and performance by each Loan Party and the validity against each Loan Party of the Loan Documents to which it is a party, that such consents, licenses and approvals are in full force and effect, or that no such consents, licenses or approvals are required;
(B)    certifying and attaching the resolutions adopted by the Borrower approving or consenting to the execution, delivery and performance by the Borrower of this Agreement and the Increased Term Note; and
(C)    certifying that, before and after giving effect to this Agreement and the transactions contemplated hereby, (x) the representations and warranties contained in Article V of the Credit Agreement and in the other Loan Documents are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01 of the Credit Agreement, and (y) no Default exists.
4.    The Borrower hereby agrees to deliver to the Administrative Agent, by not later than 11:00 a.m. on November 3, 2011, a notice from the Borrower of the termination in full of the Class B Revolving Commitments on the Increase Effective Date pursuant to Section 2.06 of the Credit Agreement, (the “Notice of Termination of Class B Revolving Commitments”) and a notice from the Borrower of the repayment in full on the Increase Effective Date of the Class B Revolving Loans pursuant to Sections 2.01(c)(ii) and 2.01(c)(iv) of the Credit Agreement, in each case, subject only to receipt of the Increased Term Loan.
5.    Borrower hereby represents and warrants to the Increasing Lender that since December 31, 2009, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
6.    On or before the Increase Effective Date, Borrower shall pay to the Increasing Lender any fees and expenses (including, without limitation, any upfront fees to the Increasing Lender) required to be paid.
7.    Subject to the provisions of Section 2.08(b) of the Credit Agreement, (i) at any time and to the extent that the Increased Term Loan is a Eurodollar Rate Loan, the Increased Term Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Effective Eurodollar Rate (as defined below) for such Interest Period plus 4.75% and (ii) at any time and to the extent that the Increased Term Loan is a Base Rate Committed Loan, the Increased Term Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate for such Interest Period plus 3.75%; provided, that for purposes of calculating the Base Rate in connection with the Increased Term Loan, clause (c) of the definition of “Base Rate” shall be deemed to refer to the Effective Eurodollar Rate. “Effective Eurodollar Rate” means, for any Interest Period with respect to the Increased Term Loan, the greater of (x) the Eurodollar Rate in effect for such Interest Period and (y) 1.25%.

8.    The Borrower shall (i) make repayments of the Increased Term Loan on the last Business

Day of each fiscal quarter of the Borrower commencing with the fiscal quarter of the Borrower ending March 31, 2012 in an amount equal to 1.25% of the original principal amount of the Increased Term Loan and (ii) repay the remaining outstanding principal amount of the Increased Term Loan on the Class A Maturity Date.

9.    All payments of principal and interest shall be made to the Administrative Agent for the account of the Increasing Lender in Dollars in immediately available funds at the Administrative Agent's Office in accordance with the Credit Agreement; provided that, notwithstanding the first sentence of Section 2.05(a) of the Credit Agreement, in the event of a full or partial prepayment of the Increased Term Loan during the first year after the Increase Effective Date through the issuance of any Indebtedness having a lower interest rate than the interest rate payable under the Increased Term Note, such prepayment shall include a premium in an amount equal to 1.00% of the principal amount so prepaid.

10.    Pursuant to Section 10.07(b)(iii) of the Credit Agreement, each of the Borrower and the Administrative Agent hereby consents to the assignment by the Increasing Lender of any portion of the Increased Term Loan to the Persons set forth on Schedule II attached hereto or to any Affiliates or Approved Funds of any such Persons on the Increase Effective Date or within thirty Business Days thereafter. Upon request by an assignee Lender, Borrower shall execute and deliver a Note to such assignee Lender (each such Note, an “Assignee Lender Note”). Each Assignee Lender Note shall be subject to the terms set forth in Sections 6, 7, and 8 of this Agreement.

11.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
12.    This Agreement is a Loan Document.

13.    This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. This Agreement may be amended or modified only in writing signed by each party hereto.

14.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada applicable to agreements made and to be performed entirely within such State; provided that the Administrative Agent and each Lender shall retain all rights arising under federal law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BOYD GAMING CORPORATION
By:    /s/ Josh Hirsberg
Name: Josh Hirsberg
Title: Senior Vice President, Treasurer and Chief Financial Officer

BANK OF AMERICA, N.A., as Administrative Agent

By:     /s/ Maurice Washington
Name:    Maurice Washington
Title:    Vice President

BANK OF AMERICA, N.A., as the Increasing Lender
By:     /s/ Justin Lien
Name:    Justin Lien
Title:    Director

Schedule I

Increasing Lender	Increased Term Loan Amount
Bank of America, N.A.	$350,000,000
Total:	$350,000,000

Schedule II

Acceptable Assignees

GSO Capital / Blackstone Group
Pacific Investment Management Company
CS Alternative Capital (CSAM)
Blackrock Financial Management
Apollo Management
Guggenheim Investment Partners
ING Investments, LLC
Invesco Floating Rate Funds, Inc
Oak Hill Advisors, Inc.
ONEX Credit Partners
ABRY Partners, LLC
Babson Capital Management
Carlyle High Yield Partners LP
Crescent Capital Group LP (fka TCW)
Fraser Sullivan Investment Management LLC
H2 Capital Partners
Mackay Shields
Octagon Credit Investors
SEIX Advisors
BlueMountain Capital
Neuberger Berman
Oaktree Capital
Symphony
Halcyon Asset Management LLC
Lord Abbett & Co LLC
Lyon Capital Management LLC (LCM)
Apidos Capital Management
Deutsche Asset Management (aka DB Advisors)
Guardian Life Insurance Co LLP, The
Liberty Mutual Insurance Company
Nomura HY
PineBridge Investments (fna. AIG Inc)
Pioneer Investments
Post Advisory
Citibank Alternative Investment Strategies
Franklin Floating Rate Trust
Golub Capital
Wells Fargo Principal Investing
Canyon Capital Advisors LLC
Loews Corp
Newfleet (Hartford)
Phoenix/Goodwin
PPM America
Stone Harbor Investment
Banc of America Securities LLC
Aegon USA Investment Management

Aladdin Capital
Aladdin Credit Partners LLC (Restructuring)
American Money Management (aka American Financial))
GE Capital
Mackay Shields - Pareto
McDonnell Investment Management, LLC
Solus Alternative Asset Management
Stone Point Capital (Sound Point) LLC
Beach Point Capital
Black Diamond Capital Management LLC
DA Capital
Hartford Investment Management Company
Highland Capital Management LP
MFS Investment Management
Peoples Bank (Mississippi)
Saratoga Partners LP
West Gate Horizons Advisors
Whitehorse Capital
Loomis Sayles

Exhibit A

Form of Increased Term Note

FORM OF INCREASED TERM NOTE
______________, 20__
FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of $_______________, representing an Increased Term Loan (the “Loan”) made by the Lender to the Borrower under that certain Second Amended and Restated Credit Agreement, dated as of December 17, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, Bank of America, N.A. (“BOA”), as administrative agent (the “Administrative Agent”) for the Lenders and L/C Issuer, and Wells Fargo Bank, National Association, as Swing Line Lender.
The Borrower promises to pay interest on the unpaid principal amount of the Loan from the date of the Loan until such principal amount is paid in full at such times as provided in the Agreement. The Loan shall bear interest on the outstanding principal amount thereof at the rate per annum set forth in that certain Lender Joinder Agreement, dated as of November 2, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Lender Joinder Agreement”), by and among the Borrower, the Administrative Agent, and BOA, as the Increasing Lender.
The Borrower shall repay the Loan on the dates set forth in the Lender Joinder Agreement.
All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent's Office in accordance with the Agreement and the Lender Joinder Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
This Increased Term Note (this “Note”) is one of the Term Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note may become, or may be declared to be, immediately due and payable all as provided in the Agreement. The Loan shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of the Loan and payments with respect thereto.
The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA.
BOYD GAMING CORPORATION

By:
Name:
Title:

INCREASED TERM LOAN AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________